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                                                                   Exhibit 10.19

MATRIXONE



December 7, 1999

Brian Gallagher
10613 Deerpath Road
Woodstock, IL 60098              Mailed via overnight to: LoonLand Trading Co.,
                                                          207 Front Street
                                                          Manacqua, WI 54543
                                                          Attn: Brian Gallagher

Dear Brian:

I am pleased to extend an offer to you for the position of Vice President of Sales, the Americas, reporting to me. As a member of the executive staff and as a corporate officer of the company, you will be in a position to leverage your experience to help establish MatrixOne as the leader in our industry.

Your starting base salary will be $14,583.33 per month which is equivalent to $175,00 per year. As Vice President of Sales, the Americas, you will also participate in the Matrix One Sales Compensation Plan. On-target compensation will be $350,000 based on a $175K base and a $175K variable. For the first six months of employment, your on target earnings will be paid/guaranteed. Over-achievement of quota during this time will be incremental to your compensation plan. You and I will determine the appropriate quota upon your arrival on July 1.

You will be eligible to receive a significant stock ownership position with MatrixOne. Upon approval of the Board of Directors you will receive stock options in the amount of 100,000 shares. These options will begin vesting upon your date of hire. The options will vest quarterly and will be 100% vested at the completion of a four-year period.

In addition to the above, please note that this offer also includes a six-month severance based upon on-target earnings. Health insurance and other standard benefits would apply during this period.

Enclosed is information that outlines the benefits that are offered at MatrixOne, Inc. In addition to the benefits outlined, you will become a participant in the Executive Benefit Program entitled Section 105. This program will reimburse you for any expenses that would normally not be covered at 100% under regular plan limits (i.e. orthodontia, co-payments, etc.).
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As a condition of employment, you will be required to sign MatrixOne's Employee
Secrecy, Invention and Non-Competition Agreement. You must also represent to the Company that your employment by the Company shall not cause you to use, distribute, or in any way other way disclose any confidential or proprietary information or material from your former employer or any third party.

You will also be required to provide documentation to verify your employment eligibility in the United States. Enclosed please find a list of acceptable documents you will need to have with you on your first day of employment.

Brian, I am very excited about your joining the executive team, and I look forward to your contribution in helping to establish MatrixOne as the industry leader.

Sincerely,


/s/ Mark F. O'Connell
----------------------------
Mark F. O'Connell
President & CEO


cc:  Human Resources

Offer Accepted By: /s/ Brian M. Gallagher        6/4/99
                   --------------------------------------
                   Signature                      Date

                   July 1, 1999 or before
                   --------------------------------------
                   Start Date